EXHIBIT 10.22

                           AGREEMENT

       THIS AGREEMENT ("Agreement") is made this 19th day of June, 1995, by and between U.S. Communications, Inc. ("USCI") and the telephone operating companies consisting of GTE Alaska Incorporated, GTE Arkansas Incorporated, GTE California Incorporated, GTE Florida Incorporated, GTE Hawaiian Telephone Company Incorporated, GTE South Incorporated, GTE Southwest Incorporated, GTE West Coast Incorporated, Contel of California, Inc., Contel of Kentucky, Inc., d/b/a GTE Kentucky, Contel of Maine, inc., d/b/a GTE Maine, Contel of Minnesota, Inc. d/b/a
GTE Minnesota, Contel of New Hampshire, Inc., d/b/a GTE New Hampshire, Contel of New York, Inc., d/b/a GTE New York, Contel of North Carolina, Inc., d/b/a GTE North Carolina, Contel of
South Carolina, Inc., d/b/a/ GTE South Carolina, Contel of Texas, Inc., d/b/a GTE Texas, Contel of the South, Inc., d/b/a GTE Systems of the South, Contel of the West, Inc., d/b/a GTE West, Contel of Vermont, Inc.; d/b/a GTE Vermont, and Contel of Virginia, Inc., d/b/a GTE Virginia (collectively and individually "GTE") (USCI and GTE are collectively referred to as the "Parties").

                        RECITALS

       A. USCI and GTE desire to enter into an arrangement under which USCI will market GTE's paging products and services through USCl's sub-agent/authorized retailer.

       B. This Agreement is intended to define the terms and conditions under which USCl's marketing of GTE's paging products and service shall be implemented.

       IN CONSIDERATION of the above Recitals, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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                         ARTICLE I

                   DESCRIPTION AND SCOPE

       1.1 Pursuant to this Agreement, USCI shall act as a Marketing/Processing Agent for GTE.

       1.2 As a Marketing/Processing Agent on behalf of GTE, USCl's responsibilities shall include displaying GTE's paging product line, selling pagers furnished by GTE, selling the paging network offered by GTE to purchaser(s) ("Customer") and processing all information for activation. USCI will furnish, display and sell GTE pagers on an exclusive basis.

       1.3 GTE shall provide a line of paging products; procure paging network services; and provide training, marketing assistance, and product management expertise.

       1.4 Notwithstanding USCl's commitment in Section 1.2 above to furnish, display and sell GTE pagers on an exclusive basis, GTE expressly reserves all its rights including, without limitation, the right to utilize others to render services of a type contemplated by this Agreement and the unrestricted right of GTE to perform similar services by itself.

                      ARTICLE II

               TERM AND TERMINATION

       2.1 The initial term of this Agreement shall become effective upon the execution of this Agreement by both Parties and shall end on December 31, 1998, unless earlier terminated in accordance with other provisions of this Agreement. The term of this Agreement shall automatically be extended for successive one-year periods following the expiration of the initial term unless either of the Parties notifies the other Party in writing of its election not to renew this Agreement at least ninety (90) days prior to the end of the then current term.

       2.2 Notwithstanding anything stated or implied to the contrary herein, this Agreement may be terminated under the provisions of this Agreement entitled Default and Insolvency during the first twelve (12) months that the Agreement is in effect. From month thirteen (13) until the end of the Agreement,



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termination of the Agreement may occur also by furnishing the other Party with ninety (90) days' prior written notification of termination. In the event of termination by GTE, USCI shall be entitled to compensation for all services satisfactorily performed prior to the effective date of termination and the residual income on USCl's active subscribers for a period of one
(1) year after termination. In the event of termination by USCI, USCI will be entitled to compensation for all services satisfactorily performed prior to the effective date of termination and the residual income on USCl's active subscribers will terminate on the effective date of termination.

       2.3 Performance Expectations.  GTE expects USCI to:

               2.3.1 Add units in service in Year 1    5,000 units
                       Add units in service in Year 2   25,000 units
                       Add units in service in Year 3   50,000 units

               2.3.2 Maintain a churn rate of 5 % overall by month.

               2.3.3 Average billing revenue per month to equal
                       eight dollars and forty-five cents ($8.45).

               2.3.4 GTE will consult with USCI on various marketing and sales approaches to meet these performance objectives during the initial twelve (12) months. During the initial twelve (12) months USCI shall be compensated in accordance with the provisions of Attachment A of this Agreement. If, however, by month 13 of this Agreement, USCI is not meeting all of the foregoing objectives, GTE, at its option and its sole discretion, may elect to reduce USCl's total compensation under Attachment A in the following manner: thirteen to eighteen months, 10%;
nineteen to twenty-three months, 15%; twenty-four to twenty-nine months, 20%; thirty to thirty-six months, 25%.

       2.4 In the event that this contract is terminated, for the period of one year from the date of termination, GTE Telephone Operations agrees not to pursue paging agreements with companies that USCI has under paging contracts. This agreement is only exclusive to GTE Telephone Operating companies and does not pertain to any GTE affiliated companies.



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       2.5 In the event that this contract is terminated, for the period of six months from the date of termination, GTE Telephone Operations agrees not to pursue paging agreements with companies that USCI is currently negotiating paging contracts with as specified in Attachment G. This agreement is only exclusive to GTE Telephone Operating companies and does not pertain to any GTE affiliated companies.

                      ARTICLE III

               IMPLEMENTATION ACTIONS

       3.1 Upon execution of this Agreement, the Parties shall complete the Implementation Actions described herein to establish the marketing arrangement for paging services:

               3.1.1 GTE will provide product management of the pager and paging network services lines. Product management functions will include product selection, pricing analysis and recommendations for retail pricing, promotional strategy, collateral and retail merchandising recommendations, inventory management, network procurement and management, market research and product portfolio management.

               3.1.2 GTE will assist in providing training on product and paging network services, procedures, sales techniques, coverage and pager usage to USCI personnel. GTE will provide training on Customer care procedures and historical Customer call categories. USCI and GTE will mutually agree upon a training schedule, location and specific curriculum.

               3.1.3 GTE will assist USCI in establishing activation processes, procedures and identification of necessary activation hardware/software.

               3.1.4 USCI will establish a Customer service 800 number and operating hours. USCI will provide an initial point of Customer service for the paging Customers; USCI and GTE will establish mutually agreeable procedures for secondary points of Customer service, for Customer problems (such as network troubles, miscellaneous troubleshooting, etc.) that cannot be resolved by the initial Customer service point of contact within USCI.


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                      ARTICLE IV

               CHARGES AND COMPENSATION

       4.1 USCI or its sub-agent/authorized retailer will be compensated as outlined in Attachment A. Compensation of USCI by GTE is subject to customer payment in full for all products and services.

       4.2 Air-Time Fee. GTE will bill the paging Customer for paging network service.

               4.2.1 Customer will be billed the retail prices appearing on Attachment B for network services by GTE.

       4.3 Co-op Fee. GTE will pay USCI a co-op fee of $2.00 per pager activated and sold. This is a onetime fee and will apply to each and every new pager activated and sold through USCI or its sub-agent/authorized retailer. The co-op fee will be used to promote GTE's paging products and services through print media, television, radio, etc. The fee will not be applied to pager changes or phone number changes. GTE will pay the advertising co-op each month with the commission payment to USCI. In return, USCI will manage the fund and provide proof of performance to GTE monthly.

       4.4 Promotions. GTE agrees to the promotions as outlined in Attachment D. These promotions will be reviewed annually and adjustments made at the discretion of GTE.

       4.5 Pager Product Charges.

               4.5.1 GTE will provide a recommended array of pager products to sell by USCI or its sub-agent/authorized retailer.
The pagers for sale are included in Attachment C.

               4.5.2 USCI will recommend the retail price of these products at its discretion.

               4.5.3 GTE will ship pagers to USCI or its sub-agent/authorized retailer to a mutually agreed upon location or locations. USCI or its sub-agent/authorized retailer will remit payment to GTE for the pagers at the costs stated in Attachment
C.  Payment will be due upon shipment for USCI or its sub-


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agent/authorized retailer, unless credit has been established.
GTE agrees to accept the return of any pager inventory that USCI or its sub-agent/authorized retailer does not sell between sixty
(60) to ninety (90) days as long as the pagers are in new condition. GTE, at its discretion, may take back product after 90 days.

               4.5.4 Product will be billed net of activation or including activation at the option of USCI. If the activation fee of fifteen ($15) dollars is not billed with the product, USCI will owe GTE fifteen ($15) dollars at the time of activation, or at 90 days after the pagers have been invoiced but not activated. GTE will be paid by USCI via a reduction of the commission due to USCI on the 10th of each month.

                      ARTICLE V

               COLLATERAL/MERCHANDISING

       5.1 GTE will provide USCI and its sub-agent/authorized retailer an on-going supply of necessary collateral (i.e.
post-sale fulfillment brochures).

       5.2 Any advertising, collateral, merchandising, etc.
development that will be funded or partially funded by GTE must be submitted to GTE for review and approval prior to completion.

                      ARTICLE VI

                      PAGING SUPPORT

       6.1 GTE will provide initial and follow-up training for USCI or its sub-agent/authorized retailer sales personnel, Customer service and support staff. USCI and GTE will mutually agree to a training and implementation time line.

       6.2 GTE will assign the services of an Agent Channel Manager and an Account Specialist to assist USCI in the implementation of paging services by USCI and in ongoing sales activities.

       6.3 GTE will assist USCI in establishing a USCI real-time activation process and procedure.


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       6.4 GTE will provide monthly reports reflecting activations and payments of subscriber accounts owned by USCI.

                      ARTICLE VII

               UNIT SALES OBJECTIVE

       7.1 USCI agrees to provide an assigned GTE Account Specialist with a six (6) month forecast of sales objectives on a per-store basis. The forecast will be provided to GTE by USCI on the first workday of each quarter. Forecasts will be product specific and stated in terms of pagers to be sold. The forecast will be used as a platform by GTE creating no liability or contractual issues to USCI.

                      ARTICLE VIII

                      WARRANTY

       8.1 USCI and its sub-agent/authorized retailer will offer GTE's Standard Pager Warranty program. GTE will allow paging Customers to return their pager within ten (10) days of purchase for a full refund of their money, "no questions asked." Any activation commissions paid by USCI or its sub-agents should be refunded to USCI for those pagers returned under this section.

       8.2 USCI .and its sub-agent/authorized retailer will return all malfunctioning pagers to GTE's designated repair location.
All malfunctioning returned pagers that are within the manufacturer's warranty will be credited to USCI or its sub-agent/authorized retailer account. If USCI or its sub-agent/authorized retailer return pagers that exceed manufacturer's warranty and requests refurbishment, USCI or its sub-agent/authorized retailer will then be responsible for all refurbishment costs.

                      ARTICLE IX

                      PAGER SUPPLY

       9.1 USCI or its sub-agent/authorized retailer shall order pagers from GTE via a Purchase Order. The Purchase Order will


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include the GTE material code(s), quantity(s) requested,
applicable price(s), required delivery date(s), requested shipping location(s) and applicable billing and reseller information. The method of Purchase Order transmittal will be mutually agreed upon.

                      ARTICLE X

               SALES PROCESS REQUIREMENTS

       10.1 USCI or its sub-agent/authorized retailer will tell
Customers that paging service is provided by GTE.

       10.2 USCI or its sub-agent/authorized retailer will inform Customer of paging network coverage area and explain all coverage options.

       10.3 USCI or its sub-agent/authorized retailer will explain to Customers features, benefits and the unique advantages (such as flexibility and upgradability) of the GTE Paging program.

       10.4 USCI or its sub-agent/authorized retailer will explain the use of the pager to Customer.

       10.5 USCI or its sub-agent/authorized retailer will explain the ongoing network charges.

       10.6 USCI or its sub-agent/authorized retailer will provide a 1-800 Customer service number to Customer.

       10.7 USCI will transfer via facsimile the information on Attachment E for prompt activation.

                         ARTICLE XI

                      NETWORK COVERAGE

       11.1 GTE agrees to pursue expansion of network coverage in accordance with the needs of USCI or its sub-agent/authorized retailer and in consideration of the costs benefits of such expansion. GTE agrees to represent their current coverage as consistent with that shown on Attachment F. Coverage is subject to overall expansion every quarter.


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                      ARTICLE XII

               DISPUTE RESOLUTION PROCEDURES

       12.1 The Parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for action seeking a temporary restraining order or injunction related to the purposes of this Agreement or suit to compel compliance with this dispute resolution process, the Parties agree to use the following alternative dispute resolution procedure as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

       12.2 At the written request of a Party, each Party will appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The Parties intend that these negotiations be conducted by nonlawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of all Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

       12.3 If the negotiations do not resolve the dispute within sixty (60) days of the initial written request, the dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. A Party may demand such arbitration in accordance with the procedures set out in those rules. Discovery shall be controlled by the arbitrator and shall be permitted to the extent set out in this section. Each Party may submit in writing to a Party, and that Party shall so respond, to a maximum


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of any combination of thirty-five (35) (none of which may have subparts) of the following: interrogatories, demands to produce documents, and requests for admission. Each Party is also entitled to take the oral deposition of one individual of another party. Additional discovery may be permitted upon mutual agreement of the Parties. The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration. The arbitration shall be held in the city where this Agreement was accepted by GTE. The arbitrator shall control the scheduling so as to process the matter expeditiously. The Parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this section may be extended upon mutual agreement of the Parties or by the arbitrator upon a showing of good cause. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

       12.4 Each Party shall bear its own costs of these procedures. A Party seeking discovery shall reimburse the responding Party the costs of production of documents (to include search time and reproduction costs). The Parties shall equally split the fees of the arbitration and the arbitrator.

                      ARTICLE XIII

                      MISCELLANEOUS

       13.1 Amendments Modifications and Supplements. Amendments, modifications and supplements to this Agreement are allowed and will be binding on the Parties after the effective date, provided such amendments, modifications and supplements (1) are in writing, signed by an authorized representative of both Parties, and (2) by reference incorporate this Agreement and identify the specific sections or clauses contained herein which are amended, modified or supplemented or indicate that the material is new.
The term "this Agreement" shall be deemed to include any future amendments, modifications and supplements. For purposes of this Agreement, GTE's authorized representative is GTE's Vice President-Sales or other designated representative .

       13.2 Assignment. Neither Party may assign or delegate its obligations under this Agreement without the prior written consent of the other.


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       13.3 Attorneys' Fees.  Except as set forth in Article XII, in the event any Party to this Agreement shall be required to initiate legal proceedings (i) to interpret or to enforce performance of any term or condition of this Agreement; (ii) to enjoin any action prohibited hereunder; or (iii) to gain any other form of relief whatsoever, the prevailing Party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing Party for reasonable attorneys' fees and court costs incurred on account thereof notwithstanding the nature of the claim or cause of action asserted by the prevailing Party.

       13.4 Audit. USCI will be given the right to audit subscriber accounts belonging to USCI at their free will.

       13.5 Compliance with Laws and Regulations. The Parties shall comply with all federal, state and local laws and regulations applicable to their performance as described in this Agreement.

       13.6 Confidentiality. Considering the possible exchange of proprietary information between GTE and USCI and the desire of both GTE and USCI to maintain the confidentiality of these opportunities, GTE and USCI will execute confidentiality agreements with respect to any and all discussions, negotiations, and/or communications relating to USCI being a Marketing/Processing Agent on behalf of GTE. Both partners will exercise a reciprocal confidentiality and non-disclosure clause pertaining to this contract.

       13.7 Consent. Where consent, approval or mutual agreement is required of a Party, it shall not be unreasonably withheld or delayed.

       13.8 Default. If either Party refuses or fails in any material respect properly to perform its obligations under this Agreement, or violates any of the material terms or conditions of this Agreement, such refusal, failure or violation shall constitute a default. In such event, the nondefaulting Party may so notify the other Party in writing of the default and allow that Party a period of thirty (30) calendar days to cure such default. If the defaulting Party does not cure such default within said thirty (30) calendar days, the nondefaulting Party shall have the right to terminate this Agreement upon written notice to the other Party.


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13.9 Force Majeure.  In the event performance of this Agreement, or any obligation hereunder, is prevented, restricted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of the Government in its sovereign capacity, labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, unavailability of equipment from vendor, or any other circumstances beyond the reasonable control and without the fault or negligence of the Party affected, the Party affected, upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased), provided, however, that the Party so affected shall use its best reasonable efforts to avoid or remove such causes of nonperformance and both Parties shall proceed whenever such causes are removed or cease. If performance is prevented, restricted or interfered with for a period of thirty (30) or more continuous days, the Party affected may terminate this Agreement upon written notice to the other.

       13.10 Governing Law. This Agreement shall be governed by and interpreted or construed in accordance with the domestic laws of the state of Georgia and shall be subject to the exclusive jurisdiction of the courts therein.

       13.11 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.

       13.12 Independent Contractor Relationship. The persons provided by each Party shall be solely that Party's employees and shall be under the sole and exclusive direction and control of that Party. They shall not be considered employees of the other Party for any purpose. Each Party shall remain an independent contractor with respect to the other and shall be responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Each Party


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shall also be responsible for payment of taxes, including
federal, state and municipal taxes, chargeable or assessed with respect to its employees, such as, Social Security, unemployment, Workers' Compensation, disability insurance, and federal and state withholding. Each Party shall indemnify the other for any loss, damage, liability, claim, demand or penalty that may be sustained by reason of its failure to comply with this provision. The Party seeking indemnification under this provision shall be the "Indemnified Party" and the Party against whom indemnification is sought under this provision shall be the "Indemnifying Party." The Indemnifying Party shall defend, with counsel of its choosing, any action or suit brought against the Indemnified Party for any loss, cost, claim, liability, damage, expense or demand asserted by or on behalf of any person, firm, corporation, or governmental authority by reason of the failure of the Indemnifying Party, its directors, officers, employees, agents, or contractors to comply with this provision. The Indemnified Party shall notify the Indemnifying Party promptly, in writing, of any claims, lawsuits, or demands for which the Indemnified Party alleges that the indemnifying Party is responsible under this section. The Indemnifying Party shall be relieved of liability hereunder to the extent it is prejudiced by the indemnified Party's failure to give prompt notice. The Indemnifying Party shall also be relieved of liability hereunder for settlement by the Indemnified Party of any claim, demand, or lawsuit, unless the Indemnifying Party has approved the settlement in advance or unless the defense of the claim, demand, or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake the defense.

       13.13 Insolvency. Either Party may terminate this Agreement by notice, in writing, if the other Party admits insolvency, makes an assignment for the benefit of creditors, or has a trustee or receiver appointed over all or any substantial part of its assets.

       13.14 Notices. Any notice to any of the parties required or permitted under this Agreement shall be deemed to have been received on the date of service if served personally on the party to whom notice is to b e given, on the date receipt is acknowledged in writing by the recipient if delivered by regular mail, or on the date stated on the receipt if delivered by


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certified or registered mail or by a courier service which
obtains a written receipt. Any notice shall be delivered using one of the alternatives mentioned in this section.

       For the purposes of this Agreement, notices and communications to the Parties hereunder shall be directed to the addresses indicated below and such addresses shall be deemed to be the most recent address of the addressee and shall remain so until written notice of a change of address is provided to the other Party by the party whose address has changed.

If to GTE                     GTE Telephone Operations
                              General Manager-Public Communications
                              600 Hidden Ridge
                              Irving, TX  75015-2092

If to USCI                    US Communications, Inc.
                              Chairman
                              6140-C Northbelt Pkwy.
                              Norcross, GA  30071

       13.15 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or regulatory body of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated unless removal of that provision results in a material change to the Agreement. In such a case, the parties will negotiate in good faith for replacement language. If unsuccessful in this, either party may terminate the Agreement.

       13.16 Trademarks and Trade Names. Except as specifically set out in this Agreement, nothing in this Agreement shall grant, suggest or imply any authority for one Party to use the name, trademarks, service marks or trade names of the other for any purpose whatsoever.

       13.17 Waiver. Any waiver of the terms and conditions of this Agreement may be made by either Party with oral notice to the other. However, for any waiver to be binding, it must be reduced to writing and signed by both Parties within ten (10) business days of oral notice. No waiver of the terms of this Agreement or failure by either Party to this Agreement to exercise any option, right or privilege on any occasion or


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through the course of dealing, shall be construed to be a waiver of any subsequent breach or of any option, right or privilege on any subsequent occasion.

       13.18 Entire Agreement. Except for written amendments, supplements or modifications made after the execution of this Agreement, this Agreement represents the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior negotiations, representations and agreements, either oral or written.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates indicated below to be effective on the date first written above.

By:    GTE                              By: U.S. COMMUNICATIONS, INC.
By:    /s/ Clarence F. Bercher          By: /s/ Bruce A. Hahn
Name:  Clarence F. Bercher              Name:  Bruce A. Hahn
Title: President-Consumer Markets       Title: CEO
Date:  6/20/95                          Date:  6/21/95








APPROVED AS TO FORM:
/s/ James A. Davis
Attorney, GTE Telephone Operation
Date: 6/20/95








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                      ATTACHMENT A

1) $20.00 activation commission per pager activated for which full payment is received by GTE from customer.

2) $1.00 per month residual per pager, upon full customer payment for the life of the subscriber unless this contract is terminated (see 2.2). This amount will be paid on the 10th of each month for all subscribers billed during the prior month, with a report of all active pager subscribers and a separate year to date summary of deactivated subscribers with the start and termination date.

3) $2.00 Coop/MDF per pager sold to be paid with the activation commission.

4) $10.00 bonus per pager still in service after one year, and an additional $10.00 bonus per pager still in service after the second year. If the customer selects the annual payment option, payment to USCI will be made upon receipt of payment from the customer by the 10th of the month following the annual advance payment or on the 10th of the month of the 13th and 25th month following the final annual payment from the subscriber for the first and second year.

5) Quantity bonus based on customers in service during one fiscal year. Amount to be paid on the 10th of the following month. The first fiscal year begins on the signing of this contract.

                                                  BONUS PER
                 UNITS                              PAGER
               100,000                              $0.50
               200,000                              $1.00
               300,000                              $1.50
               400,000                              $2.00
               500,000                              $2.50

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                      ATTACHMENT B

USCI agrees to sell GTE paging services at the monthly rates below with prepayment of network in advance:

                                     QUARTERLY             YEARLY
Local                                $ 8.95                $ 6.95
State                                $14.95                $12.95
Regional                             $24.95                $21.95
National                             $37.95                $34.95

Voice Mail
       Small Talk                    $ 4.95                $ 4.95
       Standard                      $ 6.95                $ 6.95
       Executive                     $ 9.95                $ 9.95

Personal 800#                        $10.00                $10.00
Page Recall                          $ 2.00                $ 2.00
Custom Greeting                      $ 2.00                $ 2.00
Personal Pager Protection            $ 2.00                $ 2.00

                      ATTACHMENT C

                                                                              Total
                                      Part          Equipment   Activation    Retail      Suggested
Description                           Number         Cost         Fee Cost    Cost        Price
Bravo Plus (Black)                    381597         $ 55.00     $15.00       $ 70.00     $109.95
Lifestyle Plus (Smoke)                384789
Lifestyle Plus (Ice)                  384280
Lifestyle Plus (Ultra Violet)         384291
Lifestyle Plus (Totally Teal)         384292
Lifestyle Plus (Bimini Blue)          385775

Advisor                          Will be provided    $140.00     $15.00       $155.00
Bravo Express                                        $ 60.00                  $ 75.00
Encore                                               S 68.00                  $ 83.00
Memo Express                                         $100.00                  $115.00
Renegade                                             $ 45.00                  $ 60.00     $ 89.95
Ultra Express                                        $ 65.00                  $ 80.00

Uniden XLT (Black)                    387140         $ 55.00     $15.00        $ 70.00    $ 99.95
Uniden XLT (Clear)                    387141
Uniden XLT (Blue)                     387142


Uniden LS (Black)                     404372         $ 48.00     $15.00        $ 63.00    $ 84.95


                      ATTACHMENT D

1) For a minimum of six promotions (7 days each), GTE and USCI agree to waive the customer's network fee for one month of paging service if the customer prepays for a year of service. USCI agrees to subsidize GTE $4.00 every time the network fee is waived. The $4.00 will be deducted from USCI's commission.

2) GTE agrees to do a two-month network waiver as a test (one promotion of seven days). That is, GTE and USCI agree to waive the customer's network fee for two months of paging service if the customer prepays for a year of service. USCI agrees to subsidize GTE $4.00 each for the first and second months which will be deducted from USCI's commission.

3) GTE and USCI will discuss and come to agreement on six other network promotions to be determined (7 days each).

                      ATTACHMENT E

Following is the information required to activate and bill for paging service.

       CUSTOMER INFORMATION

       Name
       Billing Address
       Billing Telephone Number
       SSN or Drivers License Number
               (Used for customer verification)


       FOR ACTIVATION

       Cap Code
       Service required (Coverage/VMX/PPP/800#/etc.)
       Coverage area (Local - DFW, State - TX, etc.)
       Billing Interval (Quarterly or Annual)

                      ATTACHMENT F

              (National/Regional Coverage Map)

                      ATTACHMENT G


                      USCI ACCOUNTS

                      Best Products
                      CompUSA
                      Kmart
                      Lowe's
                      Media Play
                      Meijer's Inc.
                      Office Max
                      OSCO
                      QVC
                      Service Merchandise
                      Target
                      Walgreen's